Pacific Premier Bancorp, Inc.

Third Quarter 2024 Conference Call

Thursday, October 24, 2024, 12:00 PM

CORPORATE PARTICIPANTS
Steve Gardner – Chairman and Chief Executive Officer
Ron Nicolas – Chief Financial Officer

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp Third Quarter 2024 Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, followed by “0”. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*,” then “1” on your telephone keypad. To withdraw your question, please press “*,” then “2”.

Please note, today’s event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead, sir.

Steve Gardner
Very good. Thank you, Rocco. Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the third quarter of 2024 earlier this morning.

We have also published an updated investor presentation with additional information and disclosures on our financial results. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation and related materials.

I note that our earnings release and investor presentation include a Safe Harbor statement, relative to the forward-looking comments, I encourage each of you to carefully read that statement.

On today's call, I'll walk through some of the notable items related to our third quarter performance. Ron Nicolas, our CFO, will also review a few of the details surrounding our financial results, and then we will open up the call to questions.

We delivered solid results in the third quarter, as we generated earnings of $36 million, or $0.37 per share. As a result of our business development team's consistent efforts to generate new business, while deepening existing client relationships, non-interest-bearing deposits increased during the quarter and comprised 32% of total deposits at quarter end. We leveraged these positive core deposit trends to further reduce higher cost wholesale funding sources by decreasing brokered deposits by $184 million and repaying a $200 million FHLB term advance.

The prolonged higher interest rate environment impacted our average cost of deposits, which increased to 1.84%. However, our spot deposit costs at quarter end were 1.80%.

Overall, our funding costs remain low on a relative basis compared to our peers, and we are confident in our ability to reprice deposits downward, assuming further decreases in interest rates.

Our loan portfolio contracted during the quarter, as we saw elevated loan payoffs, in particular, in the C&I portfolio, as our clients utilized excess liquidity to reduce debt. This factor reflects, in part, the high-quality nature of the businesses we attract to the franchise. This dynamic has
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

impacted both sides of the balance sheet for the past few quarters. However, we expect this pressure to diminish, as we move through the rest of 2024 and into next year.

During the third quarter, our capital ratios increased, meaningfully, from June 30, as the tangible common equity ratio increased 42 basis points to 11.83%. Our CET1 ratio increased to 16.83%, and our total risk-based capital ratio ended the quarter at 20.05%.

On a year-over-year basis, our total risk-based capital ratio increased 231 basis points, and all of our capital ratios ranked near the top of the industry. As we enter 2025, the strength of our capital levels leaves us well-positioned to take a more aggressive approach in pursuing opportunities to prudently gain market share and drive new business to the bank.

Deposit trends during the third quarter improved, and we do not expect significant volatility in deposit flows for the remainder of the year. We saw nice increases in important deposit categories in the third quarter, and it appears that pressure from clients seeking higher returns for excess liquidity is easing.

Today, as we look at our level of core deposits, we are optimistic we have reached an inflection point where balances can grow from here, which gives us confidence to pursue attractive risk-adjusted loan origination opportunities that will further diversify our portfolio.

As of September 30, our loan-to-deposit ratio stood at 83.1%. And together with nearly $1 billion of cash on hand, we have significant capacity to bring new credits onto the balance sheet.

In regard to pricing, we believe that deposit costs may have peaked during the third quarter, and Ron will provide some additional detail in his comments, regarding our fourth quarter outlook.

Our long-standing philosophy has been that franchise value is created through deep client relationships, which is reflected in our strong deposit base. And to that end, it is important to note that the average length of our client relationships is over 13 years. It is a testament to the level of service our bankers provide to our clients and the trust our customers have in Pacific Premier that we have been able to increase average client tenure, while maintaining pricing discipline.

In our specialty business lines, we continue to enjoy success generating new client relationships in HOA and Trust. And with the prospect of lower interest rates, we anticipate increased activity in our Escrow and Exchange division, as the volume of commercial real estate transactions increases.

Although our loan portfolio contracted during the quarter, recent client conversations have provided optimism for increased loan demand, beginning in the fourth quarter. Borrower sentiment has modestly improved as the interest rate outlook has become more favorable, with more clients considering potential capital investments.

Recently, we have taken a number of steps to positively impact our loan portfolio through new originations and loan retention. And as such, our loan pipeline has continued to expand, as we have moved through this month.

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

First, in mid-summer, we made strategic pricing adjustments to improve our competitive position in the market. Second, we have added new relationship managers to drive commercial loan production. Third, we dedicated additional resources and improved processes around production and loan retention. Lastly, our bankers are continuing to proactively, reach out to existing customers to deepen relationships and manage portfolio balances, in advance of scheduled loan maturities and interest rate resets.

As we look to the fourth quarter of 2024 and beyond, we've adopted a more constructive posture, focused on deploying our excess liquidity and capital toward gaining market share and growing the loan portfolio.

I'll note, our perspective is predicated on macroeconomic factors that have fueled lingering uncertainty will continue to subside, namely interest rate volatility and the upcoming election.

Asset quality was solid as non-performing loans decreased $13 million from the prior quarter to $39 million. The favorable third quarter results were a continuation of our long history of outperforming industry averages as non-performing assets decreased to 0.22% of total assets and delinquencies fell to 0.08% of loans.

To be successful in our approach, we must maintain open lines of communication with our clients regarding their financial status, liquidity, and market dynamics, all of which inform our process for managing individual credits. Our proactive approach to credit risk management continues to serve us and our stakeholders well, as our asset quality measures are some of the strongest in the industry.

With that, I'll turn the call over to Ron to provide a few more details on our third quarter financial results.

Ron Nicolas
Thanks, Steve, and good morning. For comparison purposes, unless otherwise noted, my remarks are on a linked-quarter basis. Let's start with the quarter's financial highlights. Third quarter net income totaled $36 million, or $0.37 per share, and our return on average assets and average tangible common equity were 0.79% and 7.63%, respectively. Notably, our return on average tangible common equity continues to be adversely impacted by our high levels of capital. Total revenue was $149.8 million, and non-interest expense was $101.6 million, resulting in an efficiency ratio of 66.1% and pre-provision net revenue as a percentage of average assets of 1.06%.

The quarter's results were influenced by a smaller balance sheet, as well as narrowing of the net interest margin, largely attributable to rising funding cost momentum from earlier in the quarter.

Taking a closer look at the income statement, net interest income decreased to $130.9 million, primarily as a result of higher cost of funds, as well as lower loan balances.

On the funding side, cost of funds increased to 1.97%, while earning asset yields remained flat, which resulted in the third quarter net interest margin narrowing 10 basis points to 3.16%.

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Our average non-maturity deposit costs rose 10 basis points to 1.27%. However, the spot cost of non-maturity deposits was 1.26%, lower than the quarterly average.

Notably, we are cautiously optimistic that the third quarter represents a peak in deposit costs, and we see fourth quarter deposit costs holding flat to down slightly.

On the earning asset side, we saw a 1 basis point increase in average loan yields to 5.31%, and overall earning asset yields were 4.96%, compared with 4.97% in the prior quarter.

Our swap portfolio contributed 16 basis points to the net interest margin, consistent with the prior quarter. As of September 30th, we have $800 million of notional swaps remaining with $500 million maturing during the fourth quarter. With our current rate expectations, we anticipate approximately $3 million to $4 million of swap income for the fourth quarter. We are actively monitoring market interest rates and anticipate one 25 basis point rate cut in our fourth quarter guidance.

We anticipate the fourth quarter net interest margin to be in the 3.05% to 3.10% range, due to the fourth quarter impact of lower rates earned on cash balances, downward repricing of variable rate loans, a lower SOFR-based swap income contribution, as well as lower average loan balances.

As a result, and highlighted in our investor presentation, we anticipate net interest income to be in the $120 million to $125 million range. We will also provide updated guidance for the full year 2025, during the January earnings call.

Non-interest income of $18.9 million increased $645,000 from the prior quarter, driven by a $748,000 increase in other income attributable to higher CRA investment income and a $203,000 gain on debt extinguishment, resulting from the early redemption of the $200 million FHLB term advance, as we continue to pay down higher-cost funding. For the fourth quarter, we expect our total non-interest income to approximate $19 million.

Non-interest expense was $101.6 million, representing an increase of $4.1 million compared to the prior quarter, which included a $4 million legal loss recovery.

Personnel costs remained relatively flat as we ended the quarter with headcount of 1,328, compared with 1,348, as of June 30th.

Our expectations for the fourth quarter are for non-interest expense to be flat in the range of $101 million to $102 million, as we continue to tightly manage our expense base.

Our provision for credit losses of $486,000 decreased compared to the prior quarter, commensurate with the smaller loan portfolio and our current asset quality profile. While we have not seen any meaningful deterioration in asset quality, we continue to actively monitor our portfolio risk concentrations.

Turning now to the balance sheet. We finished the quarter at $17.9 billion in total assets, as the reduction in wholesale funding sources were effectively matched by lower loan balances during the quarter. Total loans held for investment declined $454.9 million, driven principally by early payoffs and lower loan production of $104 million.
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Our C&I line of credit balances at September 30th were $743.1 million, and the utilization rate was 40.2%, compared with $896.4 million outstanding and a 39.4% utilization rate at June 30th.

The loan runoff experienced in the third quarter has continued early into the fourth quarter. Consistent with our proactive approach to credit risk management, we exited our single largest client relationship early in the fourth quarter. However, as Steve noted, we continue to build the loan pipeline, and are optimistic loan balances will end the year between $11.75 billion and $12 billion.

Total deposits at September 30th were $14.5 billion, a decrease of $146.7 million from the prior quarter, primarily as a result of the maturity and payoff of higher-cost brokered deposits.

Non-maturity deposits remained relatively flat, as growth in non-interest-bearing deposits of $23 million offset some of the decrease in interest-bearing non-maturity deposits of $52 million. Of our remaining $300 million of brokered deposits, $200 million matures in the second half of 2025 and the remaining $100 million in March of 2026.

From a liquidity perspective, we saw our cash position increase to $983.5 million at September 30th, reflecting the stability in non-maturity deposit balances, compared to June 30th. We would anticipate our cash position coming down some, as we begin to ramp-up lending and reinvest excess cash into securities.

Our cash position, as well as strong cash flow from our securities portfolio and the almost $9 billion of unused borrowing capacity, provides us a total of $10 billion of contingent liquidity.

The securities portfolio remained flat at $3.1 billion, and the average yield on our investment portfolio was 3.67%. During the quarter, we reinvested $100 million of proceeds into three-month treasuries with a weighted average yield of 5.05%, and the duration on the AFS portfolio remained less than one year at September 30th.

In the fourth quarter, we anticipate continued reinvestment of our cash flow from maturing securities and our overall position to increase slightly. We also anticipate some minor duration extension to take advantage of recent higher long-term rates, while maintaining relatively, overall, a short position in our AFS portfolio in anticipation of loan growth.

The combination of solid earnings and a smaller balance sheet further strengthened our capital ratios this quarter with all ratios increasing significantly, from June 30th. The tangible common equity ratio increased 42 basis points to 11.83%, and our tangible book value increased $0.23 to $20.81.

Lastly, from an asset quality standpoint, non-performing loans to total loans were 0.32%, a decrease of 10 basis points from the prior quarter. Total delinquency also decreased to 0.08%, and our classified loan levels decreased $63.3 million, or 47 basis points to 1.0% of total loans.

Our allowance for credit loss balance of $181.2 million reflected the smaller loan portfolio and resulted in a 4 basis point increase in the allowance coverage to 1.51%. Our total loss absorption, which includes a fair value discount on loans acquired through acquisition, finished the quarter at 1.80%.
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

With that, I will turn the call back over to Steve.

Steve Gardner
Great. Thanks, Ron. I'll wrap up with a few comments about our outlook. As I mentioned, we've recently added new loan producers, who we expect will capitalize on market disruption within our footprint and will positively impact our loan production capabilities.

In terms of capital allocation, in the near term, our focus is to redeploy excess liquidity into more loans to drive earnings and tangible book value growth in future periods. Additionally, given our high levels of capital, we have substantive optionality relative to capital management and are committed to returning capital to shareholders. As always, we are considering the full spectrum for capital deployment options, in order to maximize value for our shareholders.

On the M&A front, we remain open to a broad range of strategic transactions that will maximize long-term value for our shareholders. As we look to 2025, we are encouraged by improving borrower sentiment and are in the right position to move to a more offensive posture, as we continue to build our loan pipelines.

In short, our peer-leading capital ratios and strong deposit and liquidity position creates significant optionality for our organization to pursue organic and strategic growth opportunities that will enhance long-term franchise value.

On behalf of the Board of Directors and our entire executive leadership team, I want to thank every one of our team members for their dedication to Pacific Premier, and I'm excited about our prospects for future success.

That concludes our prepared remarks, and we would be happy to answer any questions. Rocco, will you please open up the call for questions?

QUESTION AND ANSWER

Operator
Yes, sir. As a reminder, if you would like to ask a question, please press “*,” then “1”. If your question has already been addressed and you would like to remove yourself from the queue, please press “*,” then, “2”.

Today's first question comes from David Feaster with Raymond James. Please go ahead.

David Feaster
Hi. Good morning, everybody.

Steve Gardner
Hi, David.

David Feaster
I wanted to start out with the loan growth side. It sounds like things are starting to stabilize here. You talked about some--a big relationship that you exited here in the fourth quarter, but your
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

demand’s starting to improve and you're being a bit more competitive with pricing to drive growth.

I'm just curious how do you think about the growth trajectory as we look forward into 2025. Where do you see the most opportunity for growth? And given the more competitive pricing that you alluded to, where are you seeing new loan yields?

Steve Gardner
It's predominantly in the C&I. But we're also seeing a couple of opportunities on the construction front. We're starting to ramp up a little bit in the SBA side. And so, it's broad based, but it's generally away from, call it, the multifamily, even though that asset class has performed exceedingly well for two to three decades here. Just given the yields on those loans and our overall concentration, we're really not looking to expand that area greatly, but we're not looking to reduce it materially, either. So, it's really in the various areas, but our core focus remains in the C&I space.

And then additionally, earlier in the year, we made some modifications to become a bit more competitive on the consumer front, at least in our HELOC offering. I think as everybody is well aware, we do not offer nor do any kind of mortgage banking activities. But we do see some opportunities to grow that HELOC area, as well as loan purchases. So, I think, collectively, all of those areas and given that incrementally improved environment with our borrowers and existing clients, we're pretty encouraged about the outlook, and that's been reinforced by some very nice growth in the loan portfolio over the last couple of months.

David Feaster
Okay. That's great.

Steve Gardner
I said loan portfolio; I meant the pipeline. Excuse me.

David Feaster
Yeah. No, I know what you mean; that's great. And then just broadly, you just talked about the peer-leading capital that you've got and that providing you a ton of optionality just from a strategic standpoint.

I'm curious if you could touch on some of those opportunities and the timeline to potentially act on some of those. You just touched on some potential loan purchases. I'm just curious maybe what's most attractive to you at this point from a priority perspective and what maybe the timeline to, potentially, start act on some of those.

Steve Gardner
Sure. I think that, first and foremost, is maintaining the current dividend, something that the Board reassesses, of course, every quarter and taken we think through where we're going from an earnings standpoint. And we think that that begins to inflect as we move into early 2025. Obviously, earnings have declined here over the past several quarters, as we've taken a relatively conservative posture towards growth in the balance sheet.

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

But certainly, as deposits have stabilized, that's allowed us to virtually eliminate all of the wholesale funding, something that we utilize defensively since 2022 from managing interest rate risk, as well as the disruptions that occurred last year in building liquidity.

But historically, we haven't used wholesale funding to ever grow the balance sheet. And I think we're much more constructive today given the fact that we've virtually paid off all of that wholesale funding which, of course, is very expensive.

And so--we're looking at the dividend, looking to really grow the balance sheet, drive the earnings from here going forward in particular, redeploying that excess liquidity we have in cash in the securities portfolio into loans. And those remain our priority.

Of course, the Board is consistently reassessing other options for the use of capital. We've talked about it in the past, some tactical areas of potential balance sheet repositioning. We continue to assess and analyze those and think about the pros and cons on each side. Certainly, interest rates play a big impact there.

And given the outlook from the FOMC of declining interest rates here, or at least on the fed fund side, over the next several quarters, that influences how we think about any of those options, but we'll continue to reassess them.

And then lastly, of course, we have a sizable repurchase plan in place, which we have not executed on for a couple of years. I think as we gain greater clarity, it's certainly something that the Board is going to be taking a closer look at, going forward.

David Feaster
That's great. And then just last one for me. You talked about some new hires. I'm curious, your appetite for new hires currently where you're seeing the opportunities and where you're focused on both, I guess by geography. Is there a specific segment that you're focused on? Just kind of curious what you're seeing there.

Steve Gardner
Sure. I think, David, always, we've thought about consistently upgrading talent where we can and where we can bring individuals on that have significant relationships with quality, small businesses, middle market clients or, in particular, specialty areas, be it construction, SBA or other areas, we're going to consider those individuals.

And so, we're regularly reassessing the strength of the team, which I think is overall very solid, but there's always opportunities to upgrade and we'll continually assess those. I would generally say, it's not specifically focused on geographic. It's really just bringing on talented individuals that can have a meaningfully positive impact on the organization.

David Feaster
That’s great. Thanks, everybody.

Operator
Thank you. And our next question today comes from Matthew Clark at Piper Sandler. Please go ahead.

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Matthew Clark
Hey. Good morning, guys.

Steve Gardner
Good morning.

Matthew Clark
Maybe first one for Ron on the swap revenue this quarter, could you give us that amount?

Ron Nicolas
Yeah, it's going to be in the $3 million to $4 million level, Matt.

Matthew Clark
For next quarter, but what was it this quarter?

Ron Nicolas
This quarter, it was just under $7 million.

Matthew Clark
Okay. And then any appetite to layer in some more swaps to help mitigate that downdraft here in 4Q?

Ron Nicolas
Well, unfortunately, I think the bias--the interest rate bias is going in the other direction. So, the likelihood that you'll be able to do anything to mitigate in terms of swaps, SOFR-based swaps is somewhat limited, at best. And however, I will tell you that we have--of the remaining swaps, we have three long positions, long in terms of time that are, what I would consider to be fairly profitable. The weighted average cost of those three positions is under one point strike price. So, we're going to be seeing still some decent revenues on a relative basis with those three positions, going forward.

Matthew Clark
Okay. And then, Steve, why didn't you do a large kind of securities loss trade this quarter? Do you have to wait a year after doing one in last year's fourth quarter? Was that part of the--maybe part of the reason why you didn't trigger one?

Steve Gardner
No, not necessarily, but that's--we look at the broad spectrum of factors and take into consideration what we're thinking about there. So--and you're balancing it between the impact to tangible book value upfront, what that potential payback period is. And then how interest rates play into that where you could redeploy that cash. What are the other options? So, we're continuing to think about it but it's, obviously, very dynamic as we consider the current environment.

Matthew Clark
Okay. And then just on the dividend, you have a ton of capital. It sounds like you want to maintain the dividend here. Do you have to earn the dividend, necessarily? Or do you think because you have all that capital, even if you don't earn it in the upcoming quarter, still should be okay?
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Steve Gardner
Yeah, I think, of course, that will be a decision for the Board, but the way I think about it is that if earnings were, rather the dividend payout ratio was above 100%, just given the very strong levels of capital we have, our asset quality, all of those factors I'd certainly be confident in continuing to maintain that dividend at its current level.

Matthew Clark
Okay. And then just on C&I loans, I think if you look at the peak to trough there, they're down about 43%, just the true C&I, not the franchise stuff. I know a lot of liquidity pay downs have been part of that. But can you maybe slice and dice how much you would attribute to just borrowers using excess liquidity to pay down? How much of it might have been deliberate? And then how much might have been just maybe losing some market share?

And then just as a follow-on to some of the hires you made, can you give us a sense for how many and whether or not those are all C&I lenders or some--most of them and the books of business they have coming from the prior banks that they were at?

Steve Gardner
Sure. I don't have the exact number in front of me here. We can see if we've got that available and get back to you. But I would tell you that a substantial portion of the payoffs and paydowns we've seen are from borrowers pulling liquidity out of the accounts. And when you think about it, it's pretty straightforward. We don't pay a high rate on money market and noninterest bearing have been very high for a long period of time.

They've come down somewhat but have held very well over this period of time. And a significant part of those payoffs, pay downs, has come from the other side of the balance sheet, which has certainly negatively impacted us on both sides because those C&I credits, along with other adjustable rate loans that we've seen pay off and pay down, are our highest yielding. And that's a bit frustrating. But at the same time, it really owes to the high-quality nature of who we bank.

I would say that very little of it is attributable to clients moving to other organizations. We haven't seen that. We had seen, following the disruptions last year with Silicon Valley, First Republic, to a lesser extent, Signature and the ongoing turmoil, clients that had substantial balances moved some of that out into treasuries, money market accounts for higher yields and even to some of the larger banks which, again, is a bit frustrating but was just part and parcel with what was going on.

Again, as we talk to those clients and asked them what their thinking was, many of them told us look I'm not moving my relationship to any of the largest banks. In fact, that's where I came from. And I love the service. I'm going to maintain it, but I've got to, for peace of mind, I'm going to diversify for higher yield, I'm going to move some of the money out. So, I think that, over time, that money will be returning.

The producers are across the board. I think I mentioned some folks that are focused specifically on the SBA sector, construction and then some of the C&I folks, we're always looking for experienced relationship managers that do have a book of business and are going to, positively, impact the institution. And that's exactly the kind of folks that we've hired here, over the last few months.
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Matthew Clark
Great. Thank you.

Steve Gardner
Sure thing.

Operator
Thank you. And our next question today comes from Gary Tenner at D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning.

Steve Gardner
Good morning.

Ron Nicolas
Good morning.

Gary Tenner
I appreciate the additional outlook commentary for the fourth quarter. And Steve, I know you've talked about an earnings inflection in say, early 2025. Given the commentary on kind of where you think your end loans finish up and what I assume is at least a partial quarter carryover of the slight maturity impact, does NII--is there a way, do you think, of stabilizing NII in the first quarter, or is that likely a 2Q event, or beyond?

Steve Gardner
Ron, why don't you go ahead and take it?

Ron Nicolas
Sure. Sure. Yes Gary. Yeah, what we've seen, I think what we've tried to highlight here is we've seen the liability costs, which is largely driving the squeeze. Steve talked a lot already about the loan balances. And we do believe that we're somewhat optimistic that this quarter is going to be the trough for, this being the fourth quarter the trough for the loan balances.

On the NII, we're also cautiously optimistic that we're going to be able to manage down that cost of deposits. It’ll be a little bit slower, but we think we're going to be able to deal with that and, hopefully, stabilize that NIM, the Net Interest Margin, if not this quarter, is certainly in the early part, first quarter of 2025. And then obviously build back from there with the momentum that we've talked about already on the loan pipeline and continuing to deploy the excess liquidity and capital we have available to us.

So that's the plan. We see the trends we're seeing, as we've talked about are certainly favorable in that direction. Obviously, we're going to have to execute against it. We're going to have to see how it plays itself out. As you well know, there's a fine art between the managing that deposit cost down and managing and retaining those balances and growing those balances. So, we'll see how that plays itself out. But we're, again, cautiously optimistic we can execute.

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Steve Gardner
Yeah. I think also too, Gary, as we think about is this the trough on the net interest income and part of that is really just the timing here. The pipeline has built nicely. And it's a matter of moving that through and getting the team really back in their groove to move these loans through, do the appropriate underwriting and analysis, but get them to the point of closed and funded so that we're earning on those balances. And that just takes time. So, depending upon when and how much that production pulls through here in the fourth quarter is naturally going to impact that net interest income.

Gary Tenner
Got it. Thank you. And Steve, you did provide a kind of thoughts around kind of the phenomenon of the C&I customer, kind of deleveraging their balance sheets and impacting both sides of the PPBI balance sheet.

Just going back to kind of your commentary, I think back over the summer as it relates to kind of balance sheet stabilization over the back half of the year. Is that the only factor that do you think push out that stabilization a little further than you maybe otherwise expected?

Steve Gardner
I think we were a bit surprised at the strength and level of payoffs in the third quarter. As we said, we had this large credit that we managed out, and it's disclosed in our K. That commitment was close to $400 million on outstandings, were in the neighborhood of about $200 million, and that paid off here in early October.

So I think just the level of payoffs and then a bit of the muted demand, we thought that demand might be a bit stronger, but we really started to see some, a bit more optimism from clients, once the fed dropped the fed funds by 50 basis points then indicated that they were really looking to remove the level of tightness that exists in monetary policy. And so, I think all of those things and then maybe once we get through the election, just to get that behind us as we're talking to clients, I think are all a catalyst here and that we're encouraged by.

Gary Tenner
Thanks. Appreciate the thoughts.

Operator
Thank you. And our next question today comes from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hi. Good morning.

Steve Gardner
Good morning.

Ron Nicolas
Good morning, Andrew.

Andrew Terrell
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Steve, I wanted to go back to--you made a comment in discussing some of the potential for balance sheet repositioning efforts just around the fed and the outlook they have for declining interest rates over, call it, the next several quarters. I think you said that influences how you think about the options that you have to restructure. How exactly does it influence it? Does it influence it, does it make you more likely or less likely to reposition?

Steve Gardner
I think it's--I don't know that it influences it one way or another. We're constantly assessing what is the cost upfront, the impact, in essence the loss that you would take and the impact to tangible book value. And then what is that earn-back period of time. What other kind of optionality might it give you to redeploy that into really what our core business is, which is lending. It's not in managing a securities book. And frankly, if you take that strategy you’re, to an extent, making a bet on future rates.

So, it's taking it all into consideration, as well as our capital level options that we may have. And how do they play into any kind of strategic things that we might be pursuing. And I think as everyone is well aware, the Board and management are open to any type of transactions that are going to--that is going to maximize long-term shareholder value. So, it's weighing all of those differing dynamics and aspects to whether you pursue one thing or another.

Andrew Terrell
Yeah, okay. Makes sense. If I just look at kind of the 4Q guidance, kind of at the midpoint and maybe a little step-up in provision would imply that you are--you would earn kind of less than the quarterly dividend, totally understand the comfortability with the dividend, especially given how robust the capital position is. But does being above 100% payout ratio, even for a short time frame, does that preclude you from potentially buying back stock until you kind of get back to a sub-100 payout ratio?

Steve Gardner
Not that I'm aware of. I don't believe there are any regulations in that regard. Again, there's a number of factors that play into buying back stock from the Board's perspective in the outlook, but I don't believe there's any regulatory limitations.

Andrew Terrell
Yeah, I was meaning just more kind of philosophically.

Steve Gardner
I think philosophically, what you're looking at is a whole host of things. What's your outlook from an asset quality standpoint, from an earnings standpoint, how quickly are you going to get back to earning that dividend and exceeding it? A number of factors are taken into consideration. But again, when you look at really the strength of our asset quality, kind of maybe a bit of an improving outlook at least removing some levels of the uncertainty here, things that we've talked about around the election, fed funds coming down, all of these things, we're pretty comfortable with where we are and are committed to the dividend. But again, that's something that the Board will consider and think through and, ultimately, make the decision on.

Andrew Terrell
Yeah, okay. Makes sense. I appreciate it. And if I could sneak one in for Ron maybe, I'm looking at Page 15 of the investor presentation. You guys called out the spot yield on the securities
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

portfolio of 3.55%, 12 basis points or so below the quarterly average, despite some decently high yielding purchases, during the quarter. I'm just curious, is there any noise in that number, or is that reflective of maybe the move down and SOFR we saw, throughout the quarter. And I think you might have some in floating rate bonds. If you could just remind us the exposure you have to floating rate securities?

Ron Nicolas
Yeah, there is probably a little bit of noise in that spot rate versus the average there. We've got a few—a little bit of dividends that have a tendency to spike the realized rate, if you will, the realized yield versus the spot yield on that.

As far as the floating rate, I'm trying to recall off the top of my head. I'll have to get back to you on that. It's a smaller percentage of the overall portfolio. But I think of the AFS portfolio, it's obviously, well, it's a smaller percentage of the overall portfolio. Let me leave it at that, and I'll get back to you on the percentage, in particular.

Andrew Terrell
Okay. Great. Thank you all for taking the questions.

Operator
Thank you. And our next question comes from Chris McGratty at KBW. Please go ahead.

Chris McGratty
Great. Real quick, I guess Steve, Ron, on the potential loan purchase, if there was appetite for purchases. But what kind of assets are out there? Are they complementary to existing portfolios, niche portfolios? Just interested in kind of who the seller of the assets might be.

Steve Gardner
There's a wide variety of portfolios that are out there, Chris. You could talk to some of your colleagues, I think, in the firm. And they are from a broad spectrum of entities, from traditional commercial banks, more consumer-oriented banks and then a lot from the fintechs that we can't quite figure out the decision-making on how they're doing that. So, that doesn't seem to fit with our philosophy.

But it's a pretty broad spectrum. Whether it's single-family HELOC on the consumer front, there's various C&I portfolios out there. There's commercial real estate, multifamily and the like. But as I said, we're really not looking to expand the multifamily segment much. There's participations, there's shared national credits. All of them have a diverse level of risk and return, and as always, we would do very thorough and complete diligence to ensure it meets our risk-adjusted return thresholds.

Chris McGratty
Okay. Great. Thanks, Steve.

Steve Gardner
Sure.

CONCLUSION

Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM

Operator
Thank you. And that concludes our question-and-answer session. I'd like to turn the conference back over to Steve Gardner for closing remarks.

Steve Gardner
Great. Thank you, Rocco, and thank you, everyone, for joining the call today.

Operator
Thank you everyone. That concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines and have a wonderful day.
Pacific Premier Bancorp, Inc.
Thursday, October 24, 2024, 12:00 PM